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EXHIBIT 3.4

                            AMENDMENT TO THE BY-LAWS
                                       OF
                                   PPOL, INC.

         Pursuant to Article IX of the By-laws of PPOL, Inc., dated October 1, 1993 (the "By-laws"), the By-laws are hereby amended by adding the following language at the end of Article VIII, Section 4:

                  "Notwithstanding any other provisions of this Article VIII,
                  Section 4, issuance of shares of stock of the Corporation shall be made without certificates, and the Corporation shall adopt a system of issuance, recordation and transfer of its shares by electronic or other means not involving any issuance of certificates."

         This is to certify that I am the duly elected, qualified and acting secretary of PPOL, Inc., and that the above amendment of By-laws of PPOL, Inc. was adopted by the directors and shareholders of the Corporation by resolution of the directors dated February 16, 2007, and by the written consent of the holders of a majority of the outstanding shares of the Corporation on March 8, 2007.

         IN WITNESS WHEREOF, I have hereunto set my hand as of the 8th, day of March 2007.



                                           /s/ Richard Izumi
                                           ------------------------------------
                                           Richard Izumi, Secretary